Filed Pursuant to Rule 424(b)(3)
Registration Number 333-138729

LEV PHARMACEUTICALS, INC.

Prospectus Supplement Dated August 6, 2008
To
Prospectus Dated September 5, 2007

SELLING SECURITY HOLDERS

This document supplements and amends the prospectus dated September 5, 2007 (the “prospectus”) relating to the resale of 44,190,558 shares of our common stock, including 11,914,365 shares of our common stock issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior amendments and supplements. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The information in this prospectus supplement is presented as of August 6, 2008 and amends the information set forth under the heading “Selling Stockholders” appearing on pages 25 - 28 of the prospectus, including any amendments or supplements thereto, to reflect the transfer of warrants to purchase 83,077 shares of common stock by HMM Investors LLC to Natixis Financial Products Inc. This information was provided by or on behalf of the selling security holders. The following table sets forth as to the selling security holders listed below:

$	the number of shares of our common stock that the selling security holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

$	the number of shares of our common stock that may be offered for resale for the selling security holder’s accounts under this prospectus; and

$
the number and percent of shares of our common stock to be held by the selling security holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling security holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

Because the selling security holders may sell all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling security holders after the offering can be provided. The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling security holders may change over time. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold. Except as noted, none of the selling security holders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. We will not receive any proceeds from the resale of the shares of common stock by the selling security holders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash. See “Plan of Distribution.”

Shares Being
	Shares Beneficially		Offered	After Offering
	Owned	Shares	Underlying	Number of Shares	Percentage
Selling Stockholder	Prior to Offering	Being Offered	Warrants	Beneficially Owned	of Class(1)

Natixis Financial Products Inc. (2)	83,077	0	83,077	0	0

(1)	Percentage based on 154,929,826 shares outstanding as of July 29, 2008.
(2)
The listed selling security holder is a wholly-owned subsidiary of Natixis, a French societe anonyme, which possesses dispositive and voting authority over all the shares held by the listed selling security holder. Such information is based on information provided to us by the selling security holder.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 8 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2008.